EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INVITROGEN CORPORATION,

MALLARD ACQUISITION CORPORATION,

MOLECULAR PROBES, INC.

AND

RICHARD P. HAUGLAND, AS THE SHAREHOLDERS’ AGENT

JULY 2, 2003

LIST OF EXHIBITS

Exhibit A	Form of Shareholder Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Matters to be Covered by Legal Opinion

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 2, 2003 by and among Invitrogen Corporation, a Delaware corporation (“Acquiror”), Mallard Acquisition Corporation, an Oregon corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Molecular Probes, Inc., an Oregon corporation (“Target”), and Richard P. Haugland, as the “Shareholders’ Agent.”

RECITALS

     A.     The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies for Target and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved this Agreement and approved the Merger.

     B.     In connection with the Merger, the outstanding shares of Target’s capital stock will be converted into the right to receive the cash amounts described in this Agreement, and Acquiror will assume all outstanding options to purchase Target’s capital stock.

     C.     Acquiror will place a portion of the cash amounts payable to Target’s shareholders into escrow, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in this Agreement and in the Escrow Agreement to be executed and delivered in accordance with Section 6.4 (the “Escrow Agreement”).

     D.     Prior to the Merger, all outstanding shares of Target’s Series A Preferred Stock (par value $0.001 per share) (“Target Preferred Stock”) will be converted into shares of Target’s common stock (par value $0.001 per share) (“Target Common Stock”) (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as “Target Capital Stock”).

     E.     Target, Acquiror and Merger Sub desire to make certain representations and warranties and enter into certain covenants in connection with the Merger.

     F.     As a condition to Acquiror entering into and delivering this Agreement, certain executives of Target have entered into consulting and nonsolicitation agreements with Acquiror that become effective upon the consummation of the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

     1.     Definitions.

          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     “Acquiror” has the meaning set forth in the introductory paragraph.

     “Acquiror Common Stock” means Acquiror’s common stock, par value $0.01 per share.

     “Acquiror Employee Plans” has the meaning set forth in Section 6.5(b).

     “Acquiror Material Adverse Effect” has the meaning set forth in Section 4.3(b).

     “Adjusted Working Capital Amount” has the meaning set forth in Section 2.13(a).

     “Agent’s Working Capital Statement” has the meaning set forth in Section 2.13(b).

     “Agreement” has the meaning set forth in the introductory paragraph.

     “Assumed Option” has the meaning set forth in Section 2.7(a).

     “Base Working Capital Amount” means $18,000,000.

     “CERCLA” has the meaning set forth in Section 3.17(a).

     “Certificate” has the meaning set forth in Section 2.8(a).

     “Closing” has the meaning set forth in Section 2.2.

     “Closing Balance Sheet” has the meaning set forth in Section 2.13(b).

     “Closing Date” has the meaning set forth in Section 2.2.

     “COBRA” has the meaning set forth in Section 3.19(f).

     “Code” has the meaning set forth in Section 2.10(a).

     “Confidentiality Agreement” has the meaning set forth in Section 6.2.

     “Conversion Ratio” has the meaning set forth in Section 2.7(a).

     “Copyrights” has the meaning set forth in Section 3.10(a).

     “Current Target Business” has the meaning set forth in Section 3.1.

     “Damages” has the meaning set forth in Section 9.2(b).

     “Designated Accounting Firm” has the meaning set forth in Section 2.13(c).

     “Deutsche Bank” has the meaning set forth in Section 3.23.

     “Dispute Notice” has the meaning set forth in Section 2.13(b).

     “Dissenting Share” has the meaning set forth in Section 2.11.

     “Dissenting Shareholder” has the meaning set forth in Section 2.11.

     “Effective Time” has the meaning set forth in Section 2.2.

     “Environmental Laws” has the meaning set forth in Section 3.17(a).

     “ERISA” has the meaning set forth in Section 3.19(a).

     “ERISA Affiliate” has the meaning set forth in Section 3.19(a).

     “Escrow Agent” has the meaning set forth in Section 9.1.

     “Escrow Agreement” has the meaning set forth in Recital C.

     “Escrow Fund” has the meaning set forth in Section 9.1.

     “Expert Calculations” has the meaning set forth in Section 2.13(c).

     “Former Shareholders” means those persons who shall have held shares of Target Capital Stock immediately prior to the Effective Time.

     “GAAP” means United States generally accepted accounting principles.

     “Governmental Entity” has the meaning set forth in Section 3.2.

     “Hazardous Materials” has the meaning set forth in Section 3.17(a).

     “HIPAA” has the meaning set forth in Section 3.19(f).

     “HSR” has the meaning set forth in Section 3.2.

     “IDC MPP” has the meaning set forth in Section 6.5(e).

     “IDC Profit Sharing Plan” has the meaning set forth in Section 6.5(d).

     “Indemnified Parties” has the meaning set forth in Section 6.7(a).

     “IP Rights” has the meaning set forth in Section 3.10(a).

     “knowledge” has the meaning set forth in Section 10.2(b).

     “Lease” has the meaning set forth in Section 3.16(a).

     “Letter Agreement” has the meaning set forth in Section 6.2

     “Material Contract” has the meaning set forth in Section 3.12(c).

     “Material Target IP Rights” has the meaning set forth in Section 3.10(a).

     “Merger” has the meaning set forth in Recital A.

     “Merger Sub” has the meaning set forth in the introductory paragraph.

     “Oregon Law” has the meaning set forth in Section 2.1.

     “Parachute Payment” has the meaning set forth in Section 3.30(b).

     “Patent Rights” has the meaning set forth in Section 3.10(a).

     “Per Share Price” has the meaning set forth in Section 2.6(a).

     “Permitted Encumbrances” has the meaning set forth in Section 3.15.

     “person” has the meaning set forth in Section 10.2(d).

     “Pre-Closing Period” has the meaning set forth in Section 5.1.

     “Pro Rata Portion” means, with respect to any Former Shareholder, the fraction having a numerator equal to the number of shares of Target Capital Stock held by such Former Shareholder immediately prior to the Effective Time (excluding shares of Target Capital Stock that constitute and have never lost their status as Dissenting Shares) and having a denominator equal to the aggregate number of shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Target Capital Stock that constitute and have never lost their status as Dissenting Shares).

     “Real Estate” has the meaning set forth in Section 3.16(b).

     “RCRA” has the meaning set forth in Section 3.17(a).

     “Representation Termination Date” has the meaning set forth in Section 9.2(a).

     “Required Shareholder Vote” has the meaning set forth in Section 3.2.

     “Returns” has the meaning set forth in Section 3.18(b).

     “Review Period” has the meaning set forth in Section 2.13(c).

     “Shareholder Agreements” has the meaning set forth in Section 3.5(a).

     “Shareholders’ Agent” has the meaning set forth in Section 9.3(a).

     “Specified Accounting Principles” means GAAP applied on a basis consistent with the basis on which the Target Financial Statements have been historically prepared.

     “Specified Transactional Expenses” means the following expenses, to the extent incurred by Target at or prior to the Closing in connection with the transactions contemplated hereby: (i) expenses payable by Target to its outside professional legal, financial and accounting advisors for services performed by them with respect to the Merger and the negotiation of this Agreement (including any expenses payable by Target to such advisors for tax planning for its executives or shareholders), but expressly excluding expenses payable for any services rendered in connection with the fulfillment of the Shareholders’ Agent’s obligations under Section 2.13; and (ii) severance payments payable by Target to Richard P. Haugland, Rosaria P. Haugland and Anthony F. Martin under existing arrangements as a result of the consummation of the Merger.

     “Subsidiary” has the meaning set forth in Section 10.2(c).

     “Surviving Corporation” has the meaning set forth in Section 2.1.

     “Target” has the meaning set forth in the introductory paragraph.

     “Target 401(k) Plan” has the meaning set forth in Section 6.5(c).

     “Target Balance Sheet” has the meaning set forth in Section 3.4.

     “Target Balance Sheet Date” has the meaning set forth in Section 3.6.

     “Target Capital Stock” has the meaning set forth in Recital D.

     “Target Closing Certificate” has the meaning set forth in Section 7.2(d).

     “Target Common Stock” has the meaning set forth in Recital D.

     “Target Disclosure Schedule” has the meaning set forth in Section 3.

     “Target Employees” has the meaning set forth in Section 6.5(b).

     “Target Employee Plans” has the meaning set forth in Section 3.19(a).

     “Target Financial Statements” has the meaning set forth in Section 3.4.

     “Target International Employee Plans” has the meaning set forth in Section 3.19(a).

     “Target IP Rights” has the meaning set forth in Section 3.10(a).

     “Target Material Adverse Effect” has the meaning set forth in Section 10.2(a).

     “Target Option Plans” has the meaning set forth in Section 2.7(a).

     “Target Option” has the meaning set forth in Section 2.7(a).

     “Target Preferred Stock” has the meaning set forth in Recital D.

     “Target’s Facilities” has the meaning set forth in Section 3.17(b).

     “Taxes” has the meaning set forth in Section 3.18(a).

     “Trademark Rights” has the meaning set forth in Section 3.10(a).

     “2001 Option Plan” has the meaning set forth in Section 2.7(a).

     “2002 Option Plan” has the meaning set forth in Section 2.7(a).

     2.     The Merger.

          2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, in the Articles of Merger filed pursuant to Section 2.2 and in the applicable provisions of the Oregon Business Corporation Act (“Oregon Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

          2.2 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of the last of the conditions set forth in Section 7 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the parties hereto agree (the actual date on which the Closing takes place being the “Closing Date”). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as the parties hereto agree. In connection with the Closing, Target shall cause the Merger to be made effective by filing Articles of Merger with the Secretary of State of the State of Oregon in accordance with the relevant provisions of Oregon Law (the time of such filing being the “Effective Time”).

          2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger filed pursuant to Section 2.2 and the applicable provisions of Oregon Law.

          2.4 Articles of Incorporation; Bylaws. Unless otherwise agreed to by Acquiror and Target prior to the Closing, at the Effective Time (and subject to Section 6.7(a)):

               (a) the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Oregon Law and such articles of incorporation; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is Molecular Probes, Inc.”; and

               (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

          2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

          2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, Target or the holders of any of the following securities:

               (a) each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted into the right to receive (without interest) an amount of cash (the “Per Share Price”) equal to (i) the sum of (A) $323,000,000 plus (B) the sum of the aggregate exercise prices of all unexercised options to purchase Target Capital Stock (whether vested or unvested) that are outstanding immediately prior to the Effective Time, divided by (ii) the sum of (A) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time plus (B) the aggregate number of shares of Target Capital Stock subject to unexercised options to purchase Target Capital Stock (whether vested or unvested) that are outstanding immediately prior to the Effective Time; and

               (b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          2.7 Target Stock Options.

               (a) At the Effective Time, Acquiror will assume Target’s 2001 Stock Incentive Plan (the “2001 Option Plan”) and 2002 Stock Incentive Plan (the “2002 Option Plan” and together with the 2001 Option Plan, the “Target Option Plans”). At the Effective Time, each option to purchase Target Capital Stock that was granted under a Target Option Plan and is outstanding immediately prior to the Effective Time (a “Target Option”) shall be assumed by Acquiror and converted into an option (an “Assumed Option”) to purchase (1) in the case of a Target Option to purchase shares of Target Common Stock, the number of shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole share, and (2) in the case of a Target Option to purchase shares of Target Preferred Stock, the number of shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon the conversion of the Target Preferred Stock issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price of each Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the corresponding Target Option immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent; provided, however, that if Section 421 of the Code applies to such Target Option by reason of its qualification under Section 422 of the Code, then the exercise price of the corresponding Assumed Option, the number of shares purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such Assumed Option shall be determined in order to comply with Section 424 of the Code. Except for the foregoing adjustments, all of the terms and conditions in effect for each Target Option immediately prior to the Effective Time shall continue in effect following the assumption thereof in accordance with this Agreement and its terms (including any terms regarding adjustments for stock splits and similar transactions). For purposes of this Section 2.7, (i) the term “Conversion Ratio” shall mean the ratio of (A) the Per Share Price to (B) the closing sales price of a share of Acquiror Common Stock on The Nasdaq Stock Market on the trading day immediately preceding the date on which the Merger becomes effective, and (ii) an option providing the holder thereof with the right to purchase both Target Common Stock and Target Preferred Stock shall be considered two separate Target Options (an option to purchase Target Common Stock and a separate option to purchase Target Preferred Stock). Acquiror shall file with the Securities and Exchange Commission, within seven days after the Closing Date, a registration statement on Form S-8 relating to the shares of Acquiror Common Stock issuable in respect of the Assumed Options.

               (b) Schedule 2.7(b) sets forth a true and complete list, as of the date hereof, of all Target Options, including, with respect to each such Target Option, (i) the name of the holder of such Target Option, (ii) the number and class of shares of Target Capital Stock subject to such Target Option, (iii) the exercise or vesting schedule applicable to such Target Option, (iv) the exercise price per share of such Target Option and (v) the term of such Target Option. On the Closing Date, Target shall deliver to Acquiror an updated version of Schedule 2.7(b) that is current as of such date.

     2.8 Surrender of Certificates.

               (a) No Further Rights as Target Shareholders. At the Effective Time, all shares of Target Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (a “Certificate”) shall have any rights as a shareholder of Target.

               (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to Acquiror, together with a letter of transmittal in form reasonably acceptable to Acquiror and Target, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount equal to the Per Share Price multiplied by the number of shares of Target Common Stock represented by such Certificate, less the portion of such cash amount to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 9.1, and (ii) the Certificate so surrendered shall forthwith be canceled. Acquiror shall, no later than two business days after receipt of each properly surrendered Certificate, cause the payment described in the preceding sentence to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Per Share Price for each of such shares (subject to the provisions hereof relating to the Escrow Fund). If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Acquiror, it shall be cancelled and exchanged as provided in this Section 2.8.

               (c) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall thereafter be no further registration of transfers of shares of Target Capital Stock outstanding immediately prior to the Effective Time on the records of Target.

               (d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither Acquiror nor the Surviving Corporation or any other party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar law.

          2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall pay to the record holder of such Certificate the consideration into which the shares of Target Common Stock formerly represented by such Certificate have been converted pursuant to Section 2.6, upon the making of an affidavit of that fact by such record holder; provided, however, that Acquiror may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to such Certificate.

          2.10 Withholding Rights.

               (a) Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Section 2.6(a) to any Former Shareholder (including in connection with the exercise of any Target Stock Option prior to the Effective Time entitling the holder of the Target Capital Stock issued thereunder to receive consideration pursuant to Section 2.6(a)) such amounts, if any, as the Surviving Corporation or Acquiror is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of any other Tax law.

               (b) To the extent that amounts are properly withheld from the consideration otherwise payable pursuant to Section 2.6(a) to any Former Shareholder as provided in this Section 2.10, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Former Shareholder.

          2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Target Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a shareholder who did not consent to or vote in favor of the approval of this Agreement, which shareholder complies with all of the provisions of Oregon Law relevant to the exercise of dissenters’ rights (such share being a “Dissenting Share,” and such shareholder being a “Dissenting Shareholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.6, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Oregon Law. If any Dissenting Shareholder fails to perfect such shareholder’s dissenters’ rights under Oregon Law or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 2.6, pursuant to the exchange procedures set forth in Section 2.8. Target shall give Acquiror (a) prompt notice of any demand for payment of the fair value of any shares of Target Capital Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to Oregon Law and received by Target relating to any shareholder’s dissenters’ rights, and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under Oregon Law. Target shall not voluntarily make any payment with respect to, or settle or make a binding offer to settle, any such demand for payment at any time prior to the Closing, unless Target shall have first obtained Acquiror’s consent.

          2.12 Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, Acquiror and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

          2.13 Working Capital Adjustment.

               (a) Adjusted Working Capital Amount. For purposes of this Agreement, “Adjusted Working Capital Amount” means (i) the aggregate dollar amount of all assets properly characterized as current assets of Target and its Subsidiaries under the Specified Accounting Principles as of the time immediately prior to the Closing, plus (ii) the aggregate dollar amount of all payments of Specified Transactional Expenses made at or prior to the Closing, minus (iii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of Target and its Subsidiaries under the Specified Accounting Principles as of the time immediately prior to the Closing (including current liabilities representing accrued bonuses payable to Richard P. Haugland and Rosaria P. Haugland), excluding all such liabilities representing obligations to pay Specified Transactional Expenses.

               (b) Calculation. No later than 30 days following the Closing Date, the Shareholders’ Agent shall cause to be prepared and delivered to Acquiror an unaudited consolidated balance sheet of Target and its Subsidiaries as of the time immediately prior to the Closing (the “Closing Balance Sheet”) together with a statement (the “Agent’s Working Capital Statement”) setting forth the calculation by the Shareholders’ Agent of the Adjusted Working Capital Amount.

               (c) Access; Review; Disputes.

                    (i)  From and after the Effective Time, Acquiror shall cause the Surviving Corporation (A) to provide the Shareholders’ Agent, and any accountants or advisors retained by the Shareholders’ Agent, with reasonable access during normal business hours to (1) the assets, books, records, work papers and personnel of the Surviving Corporation and the Surviving Corporation’s Subsidiaries, and (2) the work papers and personnel of the outside accountants of the Surviving Corporation and the Surviving Corporation’s Subsidiaries, and (B) to reasonably cooperate (at the Surviving Corporation’s expense), and cause the personnel and outside accountants of the Surviving Corporation and the Surviving Corporation’s

Subsidiaries to reasonably cooperate (the Surviving Corporation’s expense), with the Shareholders’ Agent and any accountants or advisors retained by the Shareholders’ Agent, for the purposes of enabling the Shareholders’ Agent and its accountants and advisors to prepare the Closing Balance Sheet and the Agent’s Working Capital Statement. Acquiror shall also cause the Surviving Corporation to provide the Shareholders’ Agent, and any accountants or advisors retained by the Shareholders’ Agent, with the access described above in connection with any proceedings involving the Designated Accounting Firm as described in clause “(iv)” below, and the Shareholders’ Agent shall make himself reasonably available during normal business hours to Acquiror, and to any accountants or advisors retained by Acquiror, to discuss the Closing Balance Sheet and the Agent’s Working Capital Statement in connection with any proceedings involving the Designated Accounting Firm as described in clause “(iv)” below.

                    (ii) If the Acquiror disputes the calculation of the Adjusted Working Capital Amount set forth in the Agent’s Working Capital Statement, then, during the 45-day period commencing upon delivery of the Agent’s Working Capital Statement to Acquiror (the “Review Period”), Acquiror shall deliver a written notice setting forth the bases for Acquiror’s dispute of such calculation (a “Dispute Notice”) to the Shareholders’ Agent and the Escrow Agent.

                    (iii) If the Shareholders’ Agent does not receive a Dispute Notice from Acquiror prior to the expiration of the Review Period, then the calculation of the Adjusted Working Capital Amount set forth in the Agent’s Working Capital Statement shall be deemed final and binding on Acquiror and the Shareholders’ Agent and the Former Shareholders for all purposes.

                    (iv) If the Shareholders’ Agent receives a Dispute Notice from Acquiror prior to the expiration of the Review Period, then the Shareholders’ Agent and Acquiror shall use commercially reasonable efforts to reach agreement on the Adjusted Working Capital Amount. If the Shareholders’ Agent and Acquiror are unable to reach agreement on the Adjusted Working Capital Amount within 20 days after the end of the Review Period, either party shall have the right to refer such dispute to the Portland, Oregon, office of KPMG (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of Acquiror and the Shareholders’ Agent shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Closing Working Capital Amount; (ii) the Designated Accounting Firm shall determine the Adjusted Working Capital Amount in accordance with the Specified Accounting Principles within 30 days of the referral of such dispute to the Designated Accounting Firm; (iii) upon making its final determination of the Adjusted Working Capital Amount, the Designated Accounting Firm shall deliver a copy of its calculations (the “Expert Calculations”) to the Shareholders’ Agent, Acquiror and the Escrow Agent; and (iv) the determination of the Closing Working Capital Amount made by the Designated Accounting Firm shall be final and binding on Acquiror, the Shareholders’ Agent and the Former Shareholders for all purposes, absent manifest error. The Expert Calculations shall reflect and explain in detail the differences, if any, between the Adjusted Working Capital Amount reflected therein and the Adjusted Working Capital Amount set forth in the Agent’s Working Capital Statement.

                    (v) The professional fees and other expenses incurred by the Shareholders’ Agent in connection with the preparation of the Closing Balance Sheet and the Agent’s Working Capital Statement shall be borne by the Shareholders’ Agent. The fees and expenses of the Designated Accounting Firm shall be borne equally by Acquiror and the Shareholders’ Agent; provided, however, that if the Adjusted Working Capital Amount reflected in the Agent’s Working Capital Statement exceeds the Adjusted Working Capital Amount calculated by the Designated Accounting Firm by more than $100,000, then the entire amount of such fees and expenses shall be borne by the Shareholders’ Agent. All such fees and expenses payable by the Shareholders’ Agent (including all fees and expenses payable in connection with the preparation of the Closing Balance Sheet and the Agent’s Working Capital Statement, and any portion of the fees and expenses of the Designated Accounting Firm borne by the Shareholders’ Agent) shall be reimbursable to or payable by the Shareholders’ Agent directly from the Escrow Fund, without the requirement of any consent or approval by Acquiror.

               (d) Adjustment of Amounts Payable to Former Shareholders.

                    (i) If the Adjusted Working Capital Amount, as finally determined in accordance with this Section 2.13, exceeds the Base Working Capital Amount, then, no later than three business days after the final determination of the Adjusted Working Capital Amount, Acquiror shall cause to be paid to each Former Shareholder, in immediately available funds, such Former Shareholder’s Pro Rata Portion of the amount by which the Adjusted Working Capital Amount exceeds the Base Working Capital Amount.

                    (ii) If the Adjusted Working Capital Amount, as finally determined in accordance with this Section 2.13, is less than the Base Working Capital Amount, then Acquiror shall be entitled to withdraw from the Escrow Fund in accordance with the provisions of the Escrow Agreement the amount by which the Base Working Capital Amount exceeds the Adjusted Working Capital Amount.

          2.14 Specified Transactional Expenses. Within five business days after the Closing Date, the Shareholders’ Agent shall deliver to Acquiror a notice setting forth the sum of the aggregate amount of Specified Transactional Expenses paid by Target prior to the Closing and the aggregate amount of unpaid Specified Transactional Expenses required to be paid by Target as of the Closing (which shall be updated from time to time if additional Specified Transactional Expenses incurred prior to the Closing and not included in the initial notice are billed following the Closing). Notwithstanding any other provision of this Agreement to the contrary (including Section 2.13), if the sum of such Specified Transaction Expenses (whether or not previously paid) exceeds $7,000,000, then Acquiror shall be entitled to withdraw from the Escrow Fund in accordance with the provisions of the Escrow Agreement the amount by which such sum exceeds $7,000,000.

     3.     Representations and Warranties of Target. Target represents and warrants to Acquiror that, except as disclosed in a disclosure schedule of even date herewith delivered by Target to Acquiror and complying with the provisions of Section 10.3 (the “Target Disclosure Schedule”):

          3.1 Organization, Standing and Power. Each of Target and its Subsidiaries is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its incorporation. Target and its Subsidiaries have the corporate power to own their properties and to carry on their business as now being conducted (collectively, the “Current Target Business”). Each of Target and its Subsidiaries is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Target Business by Target and its Subsidiaries requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Target Material Adverse Effect. Target has delivered, or made available for review in a data room, to Acquiror or its advisors true and correct copies of the respective articles of incorporation and bylaws or other equivalent organizational documents, as applicable, of Target and each of its Subsidiaries, each as in effect as of the date of this Agreement. Neither Target nor any of its Subsidiaries is in material violation of any of the provisions of its articles of incorporation or bylaws or equivalent organizational documents. As of the date of this Agreement, (i) Target has no Subsidiaries other than those listed in Section 3.1 of the Target Disclosure Schedule and (ii) Target does not directly or indirectly own any material equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The affirmative vote or consent of the holders of a majority of the shares of Target Common Stock and Target Preferred Stock (voting together as a single class) outstanding on the record date chosen for purposes of determining the shareholders of Target entitled to vote on the approval of this Agreement is the only vote of the holders of any Target Capital Stock necessary under Oregon Law to approve this Agreement (the “Required Shareholder Vote”). On or prior to the date of this Agreement, each holder of Target Capital Stock who is executing a Shareholder Agreement has executed a written consent with respect to all shares of Target Capital Stock held by such holder, approving this Agreement and the Merger, and as a result, the Required Shareholder Vote has been obtained. The Board of Directors of Target has unanimously (a) adopted this Agreement and approved its execution and delivery and the consummation of the Merger; and (b) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement by Target does not constitute, and the consummation by Target of the transactions contemplated hereby will not result in, a termination, or breach or violation by Target of, or a default by Target under (with or without notice or lapse of time, or both), (a) any provision of the articles of incorporation or bylaws of Target, as amended, (b) any Material Contract or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of clauses (b) and (c) where such termination, breach, violation or default would not have a material adverse effect on Acquiror or

Target. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by Target at or prior to the Effective Time in order for Target to execute and deliver this Agreement or to consummate the Merger, except for: (a) the filing of Articles of Merger as provided in Section 2.2; (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required to be obtained or made by Target under applicable state securities laws and the securities laws of any foreign country; and (c) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and foreign antitrust laws.

          3.3 Governmental Authorizations. Target and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required, as of the date hereof, for the operation by Target and its Subsidiaries of the Current Target Business, and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

          3.4 Financial Statements. Target has delivered to Acquiror or its advisors (a) the audited consolidated balance sheets and statements of operations of Target as of and for the fiscal years ended September 30, 2002 and September 30, 2001, and (b)(i) the unaudited consolidated balance sheet of Target as of May 31, 2003 (the “Target Balance Sheet”) and (ii) the unaudited consolidated statement of operations of Target for the eight-month period ended May 31, 2003 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Target Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered. The Target Financial Statements fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of Target as of the dates indicated therein and the consolidated operating results of Target for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

          3.5 Capitalization; Shares and Shareholder Information.

               (a) Capitalization. The authorized capital stock of Target consists of (i) 100,000,000 shares of Target Common Stock, of which there were issued and outstanding as of the close of business on June 30, 2003, 37,249,920 shares, and (ii) 40,000,000 shares of Target Preferred Stock, of which as of that same date all were designated Series A Preferred Stock. As of June 30, 2003, there were issued and outstanding, 37,249,920 shares of Series A Preferred Stock convertible into the same number of shares of Common Stock. Prior to Closing, all of the outstanding shares of Target Preferred Stock will have been converted into an equal number of shares of Target Common Stock. All outstanding shares of Target Common Stock and Target Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Target, and, to the knowledge of Target, free of any liens or encumbrances created by or imposed upon the holders thereof, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the articles of incorporation or bylaws of Target or any agreement to which Target is a party or by which it is bound. As of June 30, 2003: (i) Target’s 1994 Stock Option Plan had been suspended, and no shares of Target Capital Stock were subject to outstanding options under such plan; (ii) there were 5,000,000 shares of Target Common Stock and 5,000,000 shares of Target Preferred Stock reserved for issuance under the 2001 Option Plan, of which 690,877.5 shares of Target Common Stock and 690,877.5 shares of Target Preferred Stock were subject to outstanding options and 4,309,122.5 shares of Target Common Stock and 4,309,122.5 shares of Target Preferred Stock were reserved for future option grants; and (iii) there were 13,492,000 shares of Target Common Stock reserved for issuance under the 2002 Option Plan, of which 4,156,700 shares were subject to outstanding options and 9,335,300 shares were reserved for future option grants. Target has delivered to Acquiror or its advisors (or made available in a data room for review by Acquiror or its advisors) true and complete copies of each form of agreement and each Target Option Plan evidencing each Target Option. Except for the rights created pursuant to this Agreement and the options and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Target Capital Stock. All shares of Target Common Stock issuable upon conversion of the outstanding shares of Target Preferred Stock or upon exercise of the options described in this Section 3.5 will be, when issued pursuant to the respective terms of such Target Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to the voting, purchase or sale of Target’s capital stock (a) between or among Target and any of its shareholders; and (b) to Target’s knowledge, between or among any of Target’s shareholders. The holders of at least a majority of the Target Common Stock and the Target Prefe rred Stock outstanding as of the date of this Agreement have executed and delivered to Acquiror Shareholder Agreements substantially in the form attached hereto as Exhibit A (collectively, the “Shareholder Agreements”). All shares of outstanding Target Capital Stock were issued in material compliance with all applicable federal and state securities laws.

               (b) Shares and Shareholder Information. Section 3.5(b) of the Target Disclosure Schedule sets forth, as of the date hereof: (i) the number of shares of Target Capital Stock that each current shareholder of Target holds of record; and (ii) to the knowledge of Target, the address, state of residence, if applicable, and federal tax identification number (or social security number, as applicable) of such shareholder.

          3.6 Absence of Certain Changes. Between May 31, 2003 (the “Target Balance Sheet Date”) and the date of this Agreement, Target and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred (a) any event that has had a Target Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business; (c) any amendment to the articles of incorporation or bylaws or equivalent organizational documents of Target or its Subsidiaries; (d) any material increase in or material modification of the compensation or benefits payable by Target or its Subsidiaries to any of their respective directors or employees; or (e) any declaration, setting aside or payment of a dividend or other distribution with respect to shares of Target Capital Stock.

          3.7 Absence of Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Target Balance Sheet; (b) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date; and (d) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

          3.8 Litigation.

               (a) There is no private or governmental action, suit, proceeding, arbitration or, to the knowledge of Target, investigation, pending before any Governmental Entity (or, to the knowledge of Target, being overtly threatened) against Target or its Subsidiaries or any of their respective properties or, to the knowledge of Target, against any of their respective officers or directors (in their capacities as such).

               (b) There are no pending product liability claims that have been communicated in writing to or, to Target’s knowledge, overtly threatened against Target or its Subsidiaries.

               (c) There is no proceeding pending or, to Target’s knowledge, being threatened, nor is there any pending claim or demand that has been made that (i) challenges any material right, title or interest of Target and its Subsidiaries in, to or under the Target IP Rights, or (ii) alleges any infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or its Subsidiaries of IP Rights of any other person.

               (d) There is no judgment, decree or order against Target or its Subsidiaries or, to the knowledge of Target, against any of their respective directors or officers (in their capacities as such), that specifically names Target or its Subsidiaries or such directors or officers and (i) restricts in any material manner the use, transfer or licensing by Target or its Subsidiaries of any material right or interest of Target or its Subsidiaries in any Target IP Right; or (ii) would reasonably be expected to have a Target Material Adverse Effect.

          3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) the conduct of the Current Target Business by Target or its Subsidiaries, or (ii) the ability of Target or its Subsidiaries to transact business in any material market, field or geographical area or with any person.

          3.10 Intellectual Property.

               (a) For purposes of this Agreement, the following terms shall be defined as follows:

                    (i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know how rights, and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

                    (ii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

                    (iii) “Material Target IP Rights” means all Target IP Rights other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business.

                    (iv) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

                    (v) “Target IP Rights” means all IP Rights owned solely or co-owned by Target or its Subsidiaries, or in which Target or its Subsidiaries has any right, title or interest.

                    (vi) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

               (b) Part 1 of Section 3.10(b) of the Target Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by Target or its Subsidiaries as of the date hereof, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 2 of Section 3.10(b) of the Target Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Target or its Subsidiaries has any co-ownership interest, other than those owned solely by Target or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 3 of Section 3.10(b) of the Target Disclosure Schedule lists, to the knowledge of Target as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Target or its Subsidiaries has any right, title or interest, other than those owned solely or co-owned by Target or its Subsidiaries.

               (c) Except as set forth in Part 2 of Section 3.10(b) of the Target Disclosure Schedule, neither Target nor its Subsidiaries jointly own any Target IP Rights with any person other than Target or its Subsidiaries. No current or former officer, manager, director or employee of Target or its Subsidiaries, and to the knowledge of Target, no stockholder, consultant or independent contractor of Target or its Subsidiaries, has any right, title or interest in, to or under any Target IP Rights that has not been exclusively assigned, transferred or licensed to Target or its Subsidiaries. No third party is overtly challenging, or is overtly threatening in a communication with Target to challenge, the right, title or interest of Target or its Subsidiaries in, to or under the Target IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed by Target or its Subsidiaries included in the Target IP Rights.

               (d) Section 3.10(d) of the Target Disclosure Schedule lists all legally binding oral and written contracts, agreements, licenses and other arrangements in effect as of the date of this Agreement under which Target or its Subsidiaries has any right, title or interest in, under or to any Material Target IP Rights, other than nonexclusive licenses that are available to the public generally.

               (e) No third party is asserting, or overtly threatening in a communication with Target, to make a claim which would materially and adversely affect the ownership rights of Target or its Subsidiaries in, under or to (i) any of the Target IP Rights or (ii) any legally binding contract, agreement, license or other arrangement under which Target or its Subsidiaries has any right, title or interest in, under or to any of the Target IP Rights. To the knowledge of Target, no third party is asserting or overtly threatening to make a claim against any person other than Target or its Subsidiaries or their respective affiliates, nor, to the knowledge of Target, is any such claim being asserted or being overtly threatened against any such person, which would materially and adversely affect the ownership rights of Target or its Subsidiaries to or under (i) any of the Target IP Rights or (ii) any legally binding contract, agreement, license or other arrangement under which Target or its Subsidiaries has any right, title or interest in, under or to any of the Target IP Rights.

               (f) All Patent Rights and registered Trademark Rights of which Target or its Subsidiaries possesses sole ownership have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Except as set forth in Section 3.10(f) of the Target Disclosure Schedule: (i) all Patent Rights owned or co-owned by Target or its Subsidiaries and included in the Target IP Rights disclose patentable subject matter and have been prosecuted in good faith; (ii) to the knowledge of Target there are no inventorship challenges to any such Patent Rights; (iii) to the knowledge of Target, no interference has been declared or provoked relating to any such Patent Rights; (iv) none of the issued patents included in such Patent Rights have been determined to be invalid or unenforceable; and (v) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to such Patent Rights. Except (A) as disclosed to Acquiror prior to the date of this Agreement (which disclosure includes Acquiror’s access to all pending utility patent applications on prior art references relevant to such application) or (B) any prior art reference set forth in a pending utility patent application disclosed to Acquiror prior to the date of this Agreement, to the knowledge of Target there does not exist any material fact with respect to any Patent Rights owned by Target or its Subsidiaries and included in the Target IP Rights that would (i) preclude the issuance of a patent from patent applications included in such Target IP Rights (with valid claims of a scope that could be obtained through reasonable patent prosecution in light of the issues a patent examiner raises during such prosecution of those pending applications), or (ii) render any patents included in such Patent Rights invalid or unenforceable. Except as disclosed to Acquiror prior to the date of this Agreement, to the knowledge of Target there does not exist any material fact with respect to the Trademark Rights owned by Target or its Subsidiaries and included in the Target IP Rights that would (i) preclude the issuance of any trademarks from trademark applications included in such Trademark Rights, or (ii) render any trademarks included in such Trademark Rights invalid or unenforceable.

               (g) As of the date of this Agreement, neither Target nor its Subsidiaries is subject to any legally binding contract, agreement or other arrangement that restricts the use, transfer, delivery or licensing of Target IP Rights (or any tangible embodiment thereof).

               (h) Target and its Subsidiaries have put in place commercially reasonable and customary policies and procedures to protect and maintain the confidentiality of the proprietary know how included in the Target IP Rights. Except as set forth in Section 3.10(h) or Section 3.12(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries has granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under (i) any Target IP Rights (or any tangible embodiment thereof) or (ii) any IP Rights (or any tangible embodiment thereof) to be developed in the future by Target or any of its Subsidiaries from any of the Target IP Rights as of the date of this Agreement. Except as set forth in Section 3.10(h) of the Target Disclosure Schedule, to the knowledge of Target, neither Target nor its Subsidiaries has transferred or disclosed any Target IP Rights (or any tangible embodiment thereof) to a third party without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use (other than research uses only) thereof.

               (i) As of the date of this Agreement, there are no outstanding obligations to pay any amounts or provide other consideration to any other person in connection with any Target IP Rights (or any tangible embodiment thereof).

               (j) Target and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used in the conduct of the Current Target Business, other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business. The Target IP Rights collectively constitute all of the IP Rights necessary to enable Target and its Subsidiaries to conduct the Current Target Business, other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business.

               (k) To the knowledge of Target, the conduct of the Current Target Business does not infringe, constitute contributory infringement, inducement to infringe,

misappropriation or unlawful use of IP Rights of any other person, and neither Target nor its Subsidiaries has received any written notice or other written communication asserting any of the foregoing that remains unresolved.

               (l) To the knowledge of Target, as of the date of this Agreement, no Material Target IP Rights are being infringed or misappropriated by any third party. To the knowledge of Target, there is no unauthorized use, disclosure or misappropriation of any Material Target IP Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target or its Subsidiaries.

               (m) Neither Target nor its Subsidiaries is currently a party to any legally binding written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any IP Rights. There are no royalties, fees or other amounts payable by Target or its Subsidiaries to any person by reason of the ownership, use, sale or disposition of IP Rights by Target or its Subsidiaries.

               (n) All current and former officers and employees of Target and its Subsidiaries who have contributed in a material manner to the creation or development of any Target IP Right have executed and delivered to Target or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target or its Subsidiaries of any IP Rights arising from services performed for Target or its Subsidiaries by such persons, the current form of which has been made available in a data room for review by Acquiror or its advisors. All current and former consultants and independent contractors to Target or its Subsidiaries who have contributed in a material manner to the creation or development of any Target IP Right have executed and delivered to Target or its Subsidiaries an agreement in substantially the form provided to Acquiror or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target or its Subsidiaries of any IP Rights arising from the services performed for Target or its Subsidiaries by such persons. To the knowledge of Target, no current employee or independent contractor of Target or its Subsidiaries is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target or its Subsidiaries.

               (o) Neither the execution, delivery or performance of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on Target’s right, title or interest in or to any Target IP Rights.

          3.11 Interested Party Transactions. Neither Target nor its Subsidiaries are indebted to any director, officer or employee of Target or its Subsidiaries (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no such director or officer is indebted to Target or its Subsidiaries.

          3.12 Material Contracts.

               (a) Section 3.12(a) of the Target Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. Target has delivered to Acquiror, or made available to Acquiror or its advisors in a data room, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

               (b) With respect to each Material Contract listed in Section 3.12(a) of the Target Disclosure Schedule: (i) such Material Contract is in full force and effect as of the date hereof and, with respect to each party thereto other than Target or any of its Subsidiaries, is binding and enforceable against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law; and (ii) to Target’s knowledge, (A) no party to such Material Contract is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by Target or any Subsidiary that is a party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto.

               (c) “Material Contract” means any oral or written legally binding, executory contract, agreement or commitment to which Target or its Subsidiaries is a party (i) under which expected receipts or expenditures exceed $100,000 in the current or any future calendar year; (ii) pursuant to which Target has obtained any right, title or interest in, under or to any Material Target IP Rights, other than nonexclusive licenses that are available to the public generally; (iii) requiring Target or its Subsidiaries to indemnify any person on terms that are not customary; (iv) granting any exclusive rights to any Target IP Rights to any party; (v) pursuant to which any materials are sole-sourced to Target or its Subsidiaries which cannot be obtained from another third party; (vi) evidencing indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness by Target; (vii) creating or relating to any partnership or joint venture or any sharing of profits or losses by Target or its Subsidiaries with any third party; (viii) with any Governmental Entity (other than a public university or college); or (ix) that if terminated, would reasonably be expected to have a Target Material Adverse Effect.

          3.13 Customers and Suppliers. No material current customer and no material current supplier of Target or its Subsidiaries has canceled or otherwise terminated, or made any written threat to Target or its Subsidiaries to cancel or otherwise terminate, its relationship with Target or its Subsidiaries or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target or its Subsidiaries in the case of any such supplier, or its usage of the services or products of Target or its Subsidiaries in the case of such customer. To Target’s knowledge, no such material supplier or customer has indicated orally to Target or in a writing delivered to Target that such supplier or customer intends to cancel or otherwise terminate its relationship with Target or its Subsidiaries or to decrease materially its delivery of services or supplies to Target or its Subsidiaries or its usage of the services or products of Target or its Subsidiaries, as the case may be. Neither Target nor its Subsidiaries have engaged in any fraudulent conduct with respect to any customer or supplier of Target or its Subsidiaries.

          3.14 Employees and Consultants. Section 3.14 of the Target Disclosure Schedule lists, as of the date of this Agreement, (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of Target and its Subsidiaries, and (b) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements between Target and such individuals or entities.

          3.15 Title to Property. Target and its Subsidiaries have (a) good and valid title to all of their owned properties, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties sold or otherwise disposed of since the Target Balance Sheet Date), and (b) with respect to leased properties, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (i) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (ii) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (iii) liens securing debt that is reflected on the Target Balance Sheet; (iv) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; and (vii) such other mortgages, liens, pledges, charges or other encumbrances as would not reasonably be expected to result in a Target Material Adverse Effect. The plants, property and equipment of Target and its Subsidiaries that are used in the operations of the Current Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear.

          3.16 Real Estate.

               (a) All leases for real property (each a “Lease” and collectively, “Leases”) to which Target or its Subsidiaries is a party are in full force and effect and are binding and enforceable against the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Acquiror or its advisors (or have been made available in a data room for review by Acquiror or its advisors). Neither Target nor its Subsidiaries own any real property. Section 3.16 of the Target Disclosure Schedule also identifies as to each Lease, as of the date of this Agreement: (i) the square footage of the premises subject to such Lease; (ii) the name of the landlord; (iii) the date and effective date; (iv) the expiration date, if any; and (v) the monthly minimum charge, if any.

               (b) To the knowledge of Target, (i) Target and its Subsidiaries are entitled to and have exclusive possession of the real estate subject to the Leases (the “Real Estate”), (ii) the Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with Target’s use of the Real Estate, (iii) as of the date of this Agreement, there is no person in possession or occupation of, or who has any current right to possession or occupation of, the Real Estate other than Target and its Subsidiaries, and (iv) there are no easements of any kind in respect of the Real Estate materially and adversely affecting the rights of Target or its Subsidiaries therein to use the Real Estate for the conduct of the Current Target Business.

               (c)  With respect to the Real Estate:

                    (i) Target and its Subsidiaries are not in material default under the terms of the Leases;

                    (ii) to the knowledge of Target, the lessor is not in material default under any of the terms of the Leases;

                    (iii) there is no material litigation pending, or to the knowledge of Target (A) threatened against Target or (B) pending or threatened against the owner of the Real Estate, that in any way relates to the Real Estate;

                    (iv) to the knowledge of Target, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted, or planned to be instituted, that would materially affect the use and operation of the Real Estate as currently being used and operated by Target, and (B) there are no special assessment proceedings affecting the Real Estate;

                    (v) to the knowledge of Target, none of the Real Estate is located in (A) any special flood hazard area or zone on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100-year flood plain status) or (B) any wetland area on any official wetland inventory map published by the United States Department of the Interior or any applicable Oregon state agency; and

                    (vi) to the knowledge of Target, as of the date hereof, all existing water, drainage, sewage and utility facilities relating to the Real Estate are adequate for Target’s existing use and operation of the Real Estate and all such facilities enter the Real Estate directly from public rights-of-way or other public facilities.

               (d) To the knowledge of Target, the Real Estate is zoned for the purposes for which it is being used by Target and its Subsidiaries.

          3.17 Environmental Matters.

               (a) The following terms shall be defined as follows:

                    (i) “Environmental Laws” shall mean any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials , including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

                    (ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

               (b) Target and its Subsidiaries are and have been in substantial compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target or its Subsidiaries (collectively, “Target’s Facilities”). Target has not and, to Target’s knowledge, no third party has discharged, emitted, released, leaked or spilled Hazardous Materials at any of Target’s Facilities that are reasonably likely to give rise to material liability of Target under Environmental Laws. As of the date hereof, there are no aboveground, or to Target’s knowledge, underground storage tanks for Hazardous Materials at Target’s Facilities. As of the date hereof, no employee of Target or its Subsidiaries or other person has notified Target that Target or its Subsidiaries is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material, except where any such liability has been discharged or resolved. As of the date hereof, no civil, criminal or administrative action, proceeding or, to Target’s knowledge, investigation is pending against Target or its Subsidiaries, or, to Target’s knowledge, is being overtly threatened against Target or its Subsidiaries, with respect to Hazardous Materials or Environmental Laws. As of the date hereof, Target has no knowledge of any facts or circumstances that are reasonably likely to form the basis for a current assertion of a material, meritorious claim against Target or its Subsidiaries regarding Hazardous Substances or regarding actual noncompliance with Environmental Laws.

          3.18 Taxes.

               (a) As used in this Agreement, the terms “Tax” and “Taxes” mean all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.

               (b) Target and each of its Subsidiaries has prepared and timely filed all returns, estimates, information statements and reports (“Returns”) for which the deadline (including extensions) has passed relating to any and all Taxes concerning or attributable to Target or its Subsidiaries or their operations with respect to Taxes for any period ending on or before the date of this Agreement, and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. All Taxes due from and owing by Target and its Subsidiaries (whether or not shown on any Return) have been paid when due.

               (c) Target and each of its Subsidiaries have (i) properly and timely withheld all Taxes required to be withheld, and (ii) properly remitted to the proper taxing authority all Taxes required to be remitted for which the remittance deadline has passed, with respect to amounts paid or owed to any employee, independent contractor, shareholder or other third party.

               (d) With respect to any period for which the applicable statutes of limitations have not expired, neither Target nor its Subsidiaries is delinquent in the payment of any Tax. As of the date of this Agreement, neither Target nor its Subsidiaries has executed any agreements or waivers which are in effect as of the date of this Agreement extending any statute of limitations on, or extending the period for the assessment or collection of, any Tax.

               (e) Neither Target nor its Subsidiaries have any liabilities for unpaid Taxes that will been accrued for or reserved on the Target Balance Sheet to the extent required by GAAP, whether asserted or unasserted, contingent or otherwise, and Target has no knowledge of any basis for the assertion of any such liability for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet.

               (f) Neither Target nor its Subsidiaries are a party to any tax-sharing agreement or similar arrangement with any other party, and neither Target nor its Subsidiaries have assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

               (g) As of the date of this Agreement, neither Target nor its Subsidiaries’ Returns have ever been audited by a government or taxing authority, nor is any such audit in process or pending, and neither Target nor its Subsidiaries have been notified of any request for such an audit or other examination.

               (h) Neither Target nor its Subsidiaries have ever been a member of an affiliated group of corporations filing a consolidated federal income tax return.

               (i) Target has disclosed to Acquiror (i) all Tax exemptions, Tax holidays or other Tax-sparing arrangements that Target or its Subsidiaries have in any jurisdiction as of the date of this Agreement, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement, and (ii) any material expatriate tax programs or policies affecting Target or its Subsidiaries in effect as of the date of this Agreement. Target and its Subsidiaries are in substantial compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement, and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement.

               (j) Target and each of its Subsidiaries have made available in a data room for review by Acquiror or its advisors copies of all Returns filed for all periods for the last four tax years.

               (k) Neither Target nor its Subsidiaries have ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

               (l) Neither Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.

               (m) Neither Target nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method.

               (n) Target and its Subsidiaries have complied and are in compliance with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder, other than any requirements for which the statutory compliance period has passed.

               (o) Neither Target nor its Subsidiaries have ever been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes but which is not being treated as a partnership for Tax purposes.

               (p) There are (and at the Closing there will be) no liens or encumbrances on the assets of Target or any of its Subsidiaries relating to or attributable to Taxes, other than liens for Taxes not yet due and payable or that are otherwise not material.

               (q) Neither Target nor any of its Subsidiaries has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign) other than with respect to Target Employee Plans.

               (r) No power of attorney with respect to Taxes has been granted with respect to Target or any of its Subsidiaries other than with respect to Target Employee Plans.

               (s) Target has not distributed any cash to any shareholder for any reason, including as a dividend, repurchase, or redemption (other than pursuant to repurchases of restricted stock from employees of Target or its Subsidiaries whose employment has been terminated).

               (t) As of the date of this Agreement, neither Target nor any of its Subsidiaries’ Tax Returns has ever been subject to adjustment under Section 482 of the Code or under a corresponding provision of state, local or foreign law.

               (u) There is no pending claim by any taxing authority (domestic or foreign) in a jurisdiction where Target and its Subsidiaries do not file Returns to the effect that Target or its Subsidiaries is subject to Tax by that jurisdiction.

               (v) Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date of this Agreement; (B) intercompany transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the date of this Agreement; or (D) prepaid amount received on or prior to the date of this Agreement.

          3.19 Employee Benefit Plans.

               (a) Section 3.19 of the Target Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is, or has been, sponsored, maintained, contributed to, or required to be contributed to by Target or its Subsidiaries and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Target or its Subsidiaries and with respect to which Target, its Subsidiaries or any ERISA Affiliate has, or is reasonably likely to have, any material liability or obligation (collectively, the “Target Employee Plans”). Section 3.19 of the Target Disclosure Schedule separately lists, as of the date of this Agreement, each Target Employee Plan that is currently in effect and that has been adopted or maintained by Target or its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States (collectively, the “Target International Employee Plans”).

               (b) Documents. Target has delivered to Acquiror or its advisors (or made available in a data room for review by Acquiror or its advisors) true and complete copies of each of the Target Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has made available in a data room for review by Acquiror or its advisors copies of the Form 5500 reports filed for the last five plan years. Target has made available in a data room for review by Acquiror or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and to Target’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

               (c) Compliance. Each Target Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). Target and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Target Employee Plans. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Target has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Target’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan. All contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued. With respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Target is overtly threatened in communication with Target, against or with respect to any such Target Employment Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor. There has been no amendment to, or written interpretation or announcement by Target or any ERISA Affiliate regarding any Target Employee Plan that would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended September 30, 2002.

               (d) No Title IV or Multiemployer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to materially contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Target nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

               (e) No Self-Insured Plans. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies), other than a health care reimbursement plan.

               (f) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Target has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

               (g) Effect of Transaction. Except as provided in Section 3.19 of the Target Disclosure Schedule, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by Target pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror or Target other than ordinary administration expenses typically incurred in a termination event.

               (h) International Employee Plans. Each of the Target International Employee Plans has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such Target International Employee Plan. No Target International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Target from terminating or amending any Target International Employee Plan at any time for any reason.

               (i) Neither Target nor its Subsidiaries are a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

          3.20 Employee Matters. Target and its Subsidiaries are in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no material proceedings pending or, to Target’s knowledge, being overtly threatened in a communication with Target, against Target or its Subsidiaries, on the one hand, by current or former employees, on the other hand, including any proceeding relating to claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no formal claims pending or, to Target’s knowledge, being overtly threatened in a communication with Target, against Target or its Subsidiaries under any workers’ compensation or long-term disability plan or policy. Neither Target nor its Subsidiaries have any material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Neither Target nor its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize the employees of Target or its Subsidiaries as of the date of this Agreement.

          3.21 Insurance. As of the date of this Agreement, there is no material claim pending under any of Target’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Target and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

          3.22 Compliance With Laws. Target and its Subsidiaries are in material compliance with, and have not received any written or oral notices of any material pending violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the Current Target Business, except for violations that have been cured or are no longer being asserted.

          3.23 Brokers’ and Finders’ Fee. Except for Deutsche Bank Securities, Inc. (“Deutsche Bank”), no broker, finder or investment banker is entitled to brokerage or finders’

fees or agents’ commissions or investment bankers’ fees or any similar charges from Target or its Subsidiaries in connection with the Merger, this Agreement or any transaction contemplated hereby. Target has provided Acquiror with a complete and accurate copy of Target’s agreement with Deutsche Bank.

          3.24 Bank Accounts. Section 3.24 of the Target Disclosure Schedule provides, as of the date of this Agreement, accurate information with respect to each account maintained by or for the benefit of Target at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

          3.25 Certain Payments. Neither Target nor its Subsidiaries or, to Target’s knowledge, any director, officer, agent or employee of Target or its Subsidiaries, nor any other person acting for or on behalf of Target or its Subsidiaries, has directly or indirectly, on behalf of Target or its Subsidiaries made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation.

          3.26 Minute Books. The minute books of Target have been made available in a data room for review by Acquiror or its advisors and contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement.

          3.27 Complete Copies of Materials. Each document that Target has delivered to Acquiror (or made available in a data room for review by Acquiror), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Target in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Acquiror (or made available in a data room for review by Acquiror).

          3.28 Inventory. The inventories shown on the Target Balance Sheet or thereafter acquired by Target or its Subsidiaries are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

          3.29 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Balance Sheet are valid and genuine, and are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. The accounts receivable are, to Target’s knowledge, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.

          3.30 Shareholder Approval.

               (a) Approval of Agreement. In accordance with the articles of incorporation and bylaws of Target and the applicable requirements of Oregon Law, the holders of greater than 95% of the outstanding Target Capital Stock have approved this Agreement by written consent. Target has delivered to Acquiror true and complete copies of all documents that comprise the approval referenced in this Section 3.30(a).

               (b) 280G. Target has submitted for approval by its shareholders, and the shareholders have approved by the requisite vote, any payments of cash or stock contemplated by this Agreement that constitute a “parachute payment” pursuant to Section 280G of the Code (each a “Parachute Payment”). Target has delivered to Acquiror true and complete copies of all documents that comprise the approval of each Parachute Payment as set forth in this Section 3.30(b), which approval was obtained in conformance with Section 280G of the Code and the proposed regulations thereunder as of the date of this Agreement.

          3.31 Internal Controls. Target maintains a system of internal accounting controls that Target believes has been reasonably designed and administered to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.32 No Knowledge of Inaccuracies. As of the date of this Agreement, Target has no knowledge of any inaccuracies in any representation or warranty made by Acquiror in this Agreement (it being understood, however, that Target is not making any representation or warranty pursuant to this Section 3.32 with respect to inaccuracies arising from the existence of any agreements or other documents to which Target was never given access or which Target had no reasonable opportunity to review).

     4.     Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that:

          4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the state in which it was incorporated. There is no pending or, to the knowledge of Acquiror or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Acquiror or Merger Sub.

          4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, and no other authorization or consent of Acquiror, Merger Sub or their respective stockholders is necessary. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of Target, this Agreement constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          4.3 Noncontravention. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement, nor the consummation by Acquiror or Merger Sub of any of the transactions contemplated hereby, will:

               (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Acquiror or the articles of incorporation or bylaws of Merger Sub;

               (b) require on the part of Acquiror or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws, (ii) the filing by Acquiror of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (an “Acquiror Material Adverse Effect”);

               (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in an Acquiror Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in an Acquiror Material Adverse Effect;

               (d) violate any order, writ, injunction or decree applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have an Acquiror Material Adverse Effect;

               (e) violate any statute, rule or regulation applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in an Acquiror Material Adverse Effect; or

               (f) render Acquiror insolvent or unable to pay its debts as they become due.

          4.4 Litigation.

               (a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Acquiror, investigation, pending before any Governmental Entity or, to the knowledge of Acquiror, overtly threatened in a communication with Acquiror, against Acquiror or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in an Acquiror Material Adverse Effect.

               (b) There is no judgment, decree or order against Acquiror or Merger Sub or, to the knowledge of Acquiror and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Acquiror or its Subsidiaries or such directors or officers and that would reasonably be expected to result in an Acquiror Material Adverse Effect.

          4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.6 Adequacy of Funds. Acquiror has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

          4.7 No Knowledge of Inaccuracies. As of the date of this Agreement, Acquiror has no knowledge of any inaccuracies in any representation or warranty made by Target in this Agreement (it being understood, however, that Acquiror is not making any representation or warranty pursuant to this Section 4.7 with respect to inaccuracies arising from the existence of any agreements or other documents to which Acquiror was never given access or which Acquiror had no reasonable opportunity to review).

     5.     Conduct Prior to the Effective Time.

          5.1 Conduct of Business of Target. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Section 5.1 of the Target Disclosure Schedule, (ii) to the extent necessary to comply with Target’s obligations under this Agreement, (iii) as reasonably necessary to ensure that Target complies with applicable laws and regulations and pre-existing contractual obligations or (iv) as consented to in writing by Acquiror (which consent shall not be withheld or delayed if withholding or delaying such consent would be clearly unreasonable), (A) Target shall use commercially reasonable efforts to (1) carry on its business in the ordinary course consistent with past practices, (2) preserve intact its present business organization and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others to whom Target has contractual obligations, and (B) Target shall not and shall cause its Subsidiaries to not:

               (a) Charter Documents. Amend its articles of incorporation or bylaws;

               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

               (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

               (d) Issuance of Securities. Except as reasonably necessary to effectuate the conversion of all outstanding shares of Target Preferred Stock into Target Common Stock as provided herein, issue or deliver any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock or Target Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of Target Common Stock under the Target Option Plans; provided further, however, that the per share exercise price of any such option is not in excess of the per share fair market value of the underlying Target Capital Stock on the date of the option grant;

               (e) Intellectual Property Rights. Enter into or amend any agreements pursuant to which Target (i) transfers or licenses exclusively to any person any Target IP Right that is material to the Current Target Business, or (ii) otherwise grants to any person exclusive rights in any Target IP Right that is material to the Current Target Business;

               (f) Dispositions. Sell, lease or license to any person, or permit the imposition of any encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material, individually or in the aggregate, to the Current Target Business;

               (g) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

               (h) Agreements. Enter into any contract or agreement that would be a Material Contract if it had been in existence on the date hereof or prematurely terminate or amend any Material Contract;

               (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $250,000 in the aggregate;

               (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

               (k) Waiver. Knowingly waive any right under any Material Contract;

               (l) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any Target Employee Plan, except as contemplated by Section 0, or, except for new hires for those positions listed on the attached Schedule 5.1(k), hire any new employee with a base salary exceeding $60,000, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to existing written agreements that are disclosed on the Target Disclosure Schedule), or materially increase the benefits, salaries or wage rates of Target’s employees;

               (m) Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee of Target, except for payments and benefits made pursuant to existing agreements that are disclosed on the Target Disclosure Schedule;

               (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

               (o) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

               (p) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

               (q) Other. Agree to take any of the actions described in Sections 5.1(a) through 5.1(p).

     6.     Additional Agreements.

          6.1 Access to Information. During the Pre-Closing Period, Target shall afford Acquiror and its personnel, accountants, counsel and other representatives access during normal business hours to (i) all of Target’s books, contracts, commitments and records, and (ii) all other existing information concerning the business, properties and personnel of Target as Acquiror may reasonably request; provided, however, that in exercising access rights under this Section 6.1, Acquiror shall not be permitted to interfere unreasonably with the conduct of the business of Target.

          6.2 Public Disclosure. Except as may be required by law or by obligations pursuant to any listing agreement with Nasdaq or any applicable national securities exchange, during the Pre-Closing Period, (a) Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) without limiting Acquiror’s obligations under (i) that certain confidentiality agreement, dated January 24, 2003, between Target and Acquiror (the “Confidentiality Agreement”) and (ii) that certain letter agreement, dated June 20, 2003, relating to the confidentiality of certain intellectual property disclosure (the “Letter Agreement”), neither Acquiror nor Target shall issue any such press release or make any such public statement or disclosure without the prior approval of Target or Acquiror, as the case may be (which approval shall not be unreasonably withheld or delayed).

          6.3 Regulatory Approval; Further Assurances.

               (a) Acquiror and Target shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each of Acquiror and Target shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.

               (b) Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, promptly after the date of this Agreement, Acquiror and Target shall cause to be prepared and filed the notifications required under HSR in connection with the Merger. Acquiror and Target shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target (to the extent it has knowledge of such facts) and Acquiror shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law. In addition, except as may be prohibited by any

Governmental Entity or by any applicable law, in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law or any other similar legal proceeding relating to the Merger to which either Target or Acquiror is a party, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

               (c) Neither Target nor Acquiror shall have any obligation under this Section 6.3 to take, or commit to take, any of the following actions before or after the Closing, unless the taking of the action in question would not have a material impact on the combined business of Acquiror, the Surviving Corporation and their Subsidiaries following the Closing: (i) dispose of or transfer, or cause any of its Subsidiaries to dispose of or transfer, any material assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any technology or other IP Rights; or (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations.

          6.4 Escrow Agreement. At or before the Effective Time, Acquiror, Merger Sub and the Shareholders’ Agent shall, and shall use commercially reasonable efforts to cause Escrow Agent to, execute an Escrow Agreement in substantially the form of Exhibit B.

          6.5 Employees.

               (a) Subject to the final sentence of Section 6.5(b), at the Effective Time, Acquiror shall offer to provide all persons who were, immediately prior to the Effective Time, employees of Target or any of its Subsidiaries (“Target Employees”) with “at will” employment at substantially the same level of responsibility and at substantially the same level of salary and other benefits as such Target Employees have immediately prior to the Closing.

               (b) Acquiror shall enroll all Target Employees in the Acquiror plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Acquiror Employee Plans”), to the extent applicable, which are provided to similarly situated employees of Acquiror based on levels of responsibility, using commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Acquiror or its affiliates to be waived with respect to Target Employees and their eligible dependents, giving each Target Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and giving such Target Employees service credit for their employment with Target for eligibility and vesting purposes (but not for benefit accrual) under any such applicable Acquiror Employee Plan, as if such service had been performed with Acquiror. Until the effective date of the enrollment of the Target Employees in a particular Acquiror Employee Plan, Acquiror shall continue in effect without amendment or reduction in benefits the existing Target Employee Plan covering the same or similar benefits as would be covered by such Acquiror Employee Plan. Nothing in this Section 6.5 is intended to prevent Acquiror from terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Target Employee.

               (c) Effective as of the day immediately preceding the Closing Date, Target and any ERISA Affiliate, shall have terminated any and all Target Employee Plans intended to include a Code Section 401(k) arrangement (each a “Target 401(k) Plan” and collectively, the “Target 401(k) Plans”) (unless Acquiror shall have provided written notice to Target that such Target 401(k) Plans shall not be terminated). Unless Acquiror provides such written notice to Target, no later than five (5) business days prior to the Closing Date, Target shall have provided Acquiror with evidence that such Target 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Target. The form and substance of such resolutions shall be subject to review and approval of Acquiror. Target also shall take such other actions in furtherance of terminating such Target 401(k) Plans as Acquiror may reasonably require. In the event that termination of a Target 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten (10) calendar days prior to the Closing Date.

               (d) Effective as of the day immediately preceding the Closing Date, Target and any ERISA Affiliate, shall have terminated the Interfacial Dynamics Corporation Profit Sharing Plan (the “IDC Profit Sharing Plan”) (unless Acquiror shall have provided written notice to Target that such IDC Profit Sharing Plan shall not be terminated) and shall have either, caused to be made any final contributions owed under the IDC Profit Sharing Plan as of such date of termination, or reflected such amounts on the Closing Balance Sheet. Unless Acquiror provides such written notice to Target, no later than five (5) business days prior to the Closing Date, Target shall have provided Acquiror with evidence that such IDC Profit Sharing Plan shall have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Target. The form and substance of such resolutions shall be subject to review and approval of Acquiror. Target also shall take such other actions in furtherance of terminating the IDC Profit Sharing Plan as Acquiror may reasonably require. In the event that termination of the IDC Profit Sharing Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten (10) calendar days prior to the Closing Date.

               (e) Effective as of the day immediately preceding the Closing Date, Target and any ERISA Affiliate, shall have taken, after consultation with Acquiror’s legal counsel, the appropriate actions necessary to properly begin the termination process for the Interfacial Dynamics Corporation Money Purchase Pension Plan (the “IDC MPP”) and shall have provided, or provide as of the Closing Date, the required notices under Section 204(h) of ERISA to participants of the IDC MPP (unless Acquiror shall have provided written notice to Target that such IDC MPP shall not be terminated). Unless Acquiror provides such written notice to Target, no later than five (5) business days prior to the Closing Date, Target shall have provided Acquiror with evidence that such IDC MPP has begun the process of termination and that the required 204(h) notices under ERISA have been, or will be provided (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Target. The form and substance of such resolutions shall be subject to review and approval of Acquiror. Target also shall take such other actions in furtherance of terminating such IDC MPP as Acquiror may reasonably require. Target shall also have either, caused to be made any final contributions owed under the IDC MPP as of such date of termination, or reflected such amounts on the Closing Balance Sheet. In the event that termination of the IDC MPP would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten (10) calendar days prior to the Closing Date.

          6.6 FIRPTA Matters. At the Closing, Target shall deliver to Acquiror: (a) a statement conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.

          6.7 Indemnification of Officers and Directors of Target and its Subsidiaries.

               (a) From and after the Effective Time, Acquiror shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of Target and its Subsidiaries pursuant to any indemnification provisions under the articles of incorporation and bylaws of Target and the equivalent organization documents of its Subsidiaries as each is in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Target and its Subsidiaries, being referred to collectively as the “Indemnified Parties”). Acquiror shall cause the articles of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in Target’s articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

               (b) Without limiting the provisions of Section 6.7(a), during the period ending on the sixth anniversary of the Effective Time, Acquiror will indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of Target or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Acquiror a written notice asserting a claim for indemnification under this Section 6.7(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Acquiror will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Acquiror will be deemed to have waived any right to object to the Indemnified Parties’ entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Acquiror, and (iii) after the Effective Time, Acquiror will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final non-appealable judicial determination that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Acquiror nor the Surviving Corporation, nor any Indemnified Party, will be liable for any settlement effected without its, his or her express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Acquiror shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

               (c) Acquiror and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.7.

               (d) Any payment required to be made pursuant to this Section 6.7 shall bear interest at the rate of 8% per annum since (and including) the day such payment first becomes due until the day of payment.

               (e) This Section 6.7 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties, and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

     7.     Conditions to the Merger.

          7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Acquiror and Merger Sub, on the one hand, and Target, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Acquiror and Target and (ii) by proceeding with the Closing, Acquiror, Merger Sub and Target will be deemed to have waived any of such conditions that remain unsatisfied):

               (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction shall have been issued and remain in effect, nor shall there be any U.S. federal or state statute, rule or regulation enacted or deemed applicable to the Merger, that makes the consummation of the Merger illegal.

               (b) HSR; German Antitrust Laws. The waiting period applicable to the consummation of the Merger under HSR shall have expired or been terminated; and any applicable waiting period under the antitrust laws of Germany shall have expired or been terminated.

          7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Acquiror and (ii) by proceeding with the Closing, Acquiror and Merger Sub will be deemed to have waived any of such conditions that remain unsatisfied):

               (a) Representations and Warranties. The representations and warranties of Target in Section 3 and the representations and warranties made to Acquiror in the Shareholder Agreements shall be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), except that (i) any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.2(a) if Acquiror has specific knowledge of any such inaccuracies as of the date of this Agreement, and (ii) any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.2(a) if such inaccuracies (considered collectively) do not have a Target Material Adverse Effect as of the Closing Date.

               (b) Required Shareholder Vote. The representation and warranty set forth in the third sentence of Section 3.2(a) with respect to the Required Shareholder Vote shall remain accurate as of the Closing Date.

               (c) Performance of Covenants. Target shall have complied with and performed in all material respects all material covenants under this Agreement required to be complied with or performed by Target at or prior to the Closing.

               (d) Certificate of Officer. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by an officer of Target (the “Target Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.2(a), 7.2(b) and Section 00 have been satisfied.

               (e) Other Antitrust Laws. If Acquiror reasonably determines that an antitrust filing under any antitrust law of a country other than the U.S. or Germany is required in connection with the Merger, and if the consummation of the Merger prior to the expiration or termination of the applicable waiting period under such antitrust law would be illegal and would be reasonably likely to result in material harm to the combined business of Acquiror, the Surviving Corporation and Acquiror’s other Subsidiaries taken as a whole, then such waiting period shall have expired or been terminated.

               (f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any non-U.S. court of competent jurisdiction shall have been issued and remain in effect, nor shall there be any non-U.S. statute, rule or regulation enacted or deemed applicable to the Merger, that makes the consummation of the Merger illegal, except where the contravention of any such order, statute, rule or regulation is not reasonably likely to result in material harm to the combined business of Acquiror, the Surviving Corporation and Acquiror’s other Subsidiaries taken as a whole.

               (g) No U.S. or German Governmental Litigation. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Entity or German Governmental Entity that is likely to result in a judgment in favor of such Governmental Entity and that: (i) challenges or seeks to restrain or prohibit the consummation of the Merger; (ii) relates to the Merger and seeks to obtain from Acquiror any damages or other relief that, if awarded, would have a material adverse effect on Acquiror and its Subsidiaries (including the Surviving Corporation), taken as a whole; (iii) seeks to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) would materially and adversely affect the right of the Surviving Corporation to continue to operate the Current Target Business.

               (h) No Other Foreign Governmental Litigation. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity (other than a Governmental Entity that is a U.S. federal or state Governmental Entity or German Governmental Entity) that (1) is likely to result in a judgment in favor of such Governmental Entity, and (2) is reasonably likely to have a material adverse effect on the combined business of Acquiror, the Surviving Corporation and Acquiror’s other Subsidiaries taken as a whole, and that: (i) challenges or seeks to restrain or prohibit the consummation of the Merger; (ii) relates to the Merger and seeks to obtain from Acquiror any damages or other relief that, if awarded, would have a material adverse effect on Acquiror and its Subsidiaries (including the Surviving Corporation), taken as a whole; (iii) seeks to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) would materially and adversely affect the right of the Surviving Corporation to continue to operate the Current Target Business.

               (i) Escrow Agreement. Escrow Agent and the Shareholders’ Agent shall have entered into the Escrow Agreement.

               (j) No Target Material Adverse Effect. Since the date of this Agreement, no Target Material Adverse Effect shall have occurred.

               (k) Opinion. Counsel for Target shall have delivered to Acquiror an opinion (containing such specific factual exceptions as may be necessary to make any legal conclusion expressed in such opinion accurate and containing other customary qualifications and exceptions) as to the matters specified in Exhibit C.

               (l) Termination of Guaranty. All obligations of Target to guarantee the payment of debt of RAM LLC shall have been extinguished.

          7.3 Additional Conditions to Obligation of Target. The obligation of Target to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Target and (ii) by proceeding with the Closing, Target will be deemed to have waived any of such conditions that remain unsatisfied):

               (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement, in which case such representation or warranty shall have been accurate in all material respects as of such date), except that (i) any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.3(a) if Target had specific knowledge of any such inaccuracies as of the date of this Agreement, and (ii) any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.3(a) if such inaccuracies (considered collectively) do not have a material adverse effect on the economic benefits to be derived by Target’s shareholders from the Merger.

               (b) Performance of Covenants. Acquiror and Merger Sub shall have each complied with and performed in all material respects all of their respective material covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

               (c) Certificate of Officers. Target shall have received a certificate executed on behalf of each of Acquiror and Merger Sub by an officer of Acquiror and Merger Sub, respectively, representing and warranting that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

               (d) Escrow Agreement. Acquiror, Escrow Agent and the Shareholders’ Agent shall have entered into the Escrow Agreement.

               (e) No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity that is likely to result in a judgment in favor of such Governmental Entity and that challenges or seeks to restrain or prohibit the consummation of the Merger.

     8.     Termination.

          8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

               (a) by the mutual written consent of Acquiror and Target;

               (b) by either Acquiror or Target if the Merger shall not have been consummated by October 15, 2003; provided, however, that the right to terminate this Agreement under this Section 0 shall not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (c) by either Acquiror or Target if a court of competent jurisdiction shall have issued a nonappealable final and permanent injunction having the effect of permanently prohibiting the Merger;

               (d) without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 8.1(b), by Target if (i) there is an inaccuracy in any of the representations or warranties of Acquiror or Merger Sub in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied, or there has been a breach by Acquiror or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, (ii) Target shall have delivered to Acquiror a written notice of such inaccuracy or breach, and (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured; or

               (e) without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 8.1(b), by Acquiror if (i) there is an inaccuracy in any of the representations or warranties of Target in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied, or there has been a breach by Target of any of its covenants in this Agreement such that the condition set forth in Section 7.2(c) would not be satisfied, (ii) Acquiror shall have delivered to Target a written notice of such inaccuracy or breach, and (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured).

          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 0, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Acquiror, Target, Merger Sub or their respective officers, directors or stockholders, except to the extent that such liability results from the breach by a party of any of its covenants set forth in this Agreement; provided, however, that the provisions of Section 10 (and the Confidentiality Agreement and the Letter Agreement) shall remain in full force and effect and survive any termination of this Agreement.

     9.     Escrow and Indemnification

          9.1 Escrow Fund.

               (a) At the Closing, Acquiror shall withhold, from the amounts otherwise payable pursuant to Section 2.6(a) to the holders of Target Common Stock, and shall deposit into an escrow fund (the “Escrow Fund”) with Wells Fargo Bank, N.A. (or such other institution jointly designated by Acquiror and the Shareholders’ Agent) as escrow agent (the “Escrow Agent”) on behalf of such holders, an amount equal to the sum of (a) $1,500,000 plus (b) the product of 10% of the Per Share Price multiplied by the number of shares of Target Capital Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares). The Escrow Fund shall be governed by the terms set forth in the Escrow Agreement and shall be available (i) to indemnify Acquiror pursuant to the indemnification provisions set forth in this Section 9, and (ii) to make the payments referred to in Sections 2.13(c)(v), 2.13(d)(ii), 2.14, 9.1(b), 9.2(d) and 9.3.

               (b) On the first business day after the Adjusted Working Capital Amount is finally determined pursuant to Section 2.13, Acquiror and the Shareholders’ Agent shall be obligated to instruct the Escrow Agent to (i) pay to Acquiror or the Shareholders’ Agent, as applicable, in immediately available funds from the Escrow Fund, any amounts due pursuant to Sections 2.13(c)(v), 2.13(d)(ii) and 2.14, and (ii) pay to each Former Shareholder, in immediately available funds from the Escrow Fund, a dollar amount equal to such Former Shareholder’s Pro Rata Portion of the amount, if any, by which $1,500,000 exceeds the sum of all amounts withdrawn by Acquiror and the Shareholders’ Agent pursuant to Sections 2.13(c)(v), 2.13(d)(ii) and 2.14. On the first business day following the Representation Termination Date, Acquiror and the Shareholders’ Agent shall be obligated to instruct the Escrow Agent to pay to each Former Shareholder, in immediately available funds from the Escrow Fund, a dollar amount equal to such Former Shareholder’s Pro Rata Portion of the aggregate amount then held in the Escrow Fund (with an appropriate reserve to cover pending and unresolved claims).

          9.2 Indemnification.

               (a) Expiration of Representations, Warranties and Covenants. All representations and warranties made by Target in this Agreement or in the Target Closing Certificate shall expire on the date 455 days after the Closing Date (the “Representation Termination Date”); provided, however, that if at any time prior to the Representation Termination Date, Acquiror delivers to the Shareholders’ Agent a notice stating the existence of an inaccuracy in any of the representations and warranties made by Target or a breach of a covenant made by Target (and setting forth in reasonable detail the basis for Acquiror’s determination that such an inaccuracy or breach exists and the amount of the Damages incurred by Acquiror as a result of such inaccuracy or breach) and asserting a claim for recovery under this Section 9.2 based on such inaccuracy or breach, then the claim asserted in such notice shall survive the Representation Termination Date until such time as such claim is fully and finally resolved. All obligations of the parties under the covenants contained herein (including the covenants set forth in Sections 5 and 6) shall expire at the Effective Time, except to the extent that any such covenant expressly specifies that it is to be (or is otherwise required by this Agreement to be) performed after the Effective Time; provided, however, that notwithstanding the expiration of the parties’ obligations under such covenants, claims for breaches of any covenants of Target prior to their expiration may be brought after the Effective Time and until the Representation Termination Date.

               (b) Indemnification. Subject to the limitations set forth in Sections 9.2(a) and 9.2(c) and the other limitations set forth in this Agreement, from and after the Effective Time, Acquiror shall be entitled to be indemnified, solely from the Escrow Fund, against any Damages actually incurred by Acquiror as a result of (i) any inaccuracy in any representation or warranty of Target set forth in Section 0 or in the Target Closing Certificate, and (ii) the breach of any covenant of Target in this Agreement. For purposes of this Section 9, “Damages” shall mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities; provided, however, that for purposes of computing the amount of any Damages incurred by Acquiror: (i) there shall be deducted an amount equal to the amount of any Tax benefit actually received or receivable by Acquiror or any of its affiliates in connection with such Damages or any of the circumstances giving rise thereto; (ii) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by Acquiror or any of its affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (iii) there shall be taken into account the amount of any reduction in the aggregate cash amount payable to Target’s shareholders arising from the operation of Section 2.13 or Section 2.14.

               (c) Limitations of Liability.

                    (i) The right of Acquiror to be indemnified from the Escrow Fund pursuant to this Section 9 shall be the sole and exclusive remedy with respect to any inaccuracy of any representation or warranty of Target contained in, or any other breach by Target of, this Agreement or the Target Closing Certificate. Subject to Section 9.2(c)(iv), no current or former shareholder, director, officer, employee, affiliate or advisor of Target shall have any personal or individual liability of any nature to Acquiror, the Surviving Corporation or any affiliate of Acquiror or the Surviving Corporation with respect to any inaccuracy of any representation or warranty contained in, or any other breach of, this Agreement or the Target Closing Certificate. The parties acknowledge that (A) except as set forth in the Shareholder Agreements, no current or former stockholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, (B) except as expressly provided in Section 3 or in the Target Closing Certificate, Target has not made and is not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, and (C) except as expressly provided in Section 3, in the Target Closing Certificate and in the Shareholder Agreements, Acquiror is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

                    (ii) Without limiting the effect of any other limitation contained in this Section 9, the indemnification provided for in this Section 9.2 shall not apply,

and Acquiror shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Acquiror would otherwise be entitled to be indemnified under this Section 9.2 exceeds $1,000,000. If the aggregate amount of such Damages exceeds $1,000,000, then Acquiror shall, subject to the other limitations contained herein, be entitled to be indemnified from the Escrow Fund only against the portion of such Damages in excess of $250,000.

                    (iii) Without limiting the effect of any other limitation contained in this Section 9, for purposes of this Agreement, no representation or warranty of Target shall be deemed to be or to have been inaccurate if: (A) Acquiror had specific knowledge, on or prior to the date of this Agreement, of the inaccuracy of such representation or warranty; or (B) during the Pre-Closing Period, (1) Acquiror obtained specific knowledge of the inaccuracy of such representation or warranty, (2) such inaccuracy, considered together with all other inaccuracies of any representations or warranties of which Acquiror had specific knowledge, was of a nature that would have caused the condition set forth in Section 7.2(a) not to be satisfied and (3) Acquiror elected nonetheless to proceed with the Closing.

                    (iv) Nothing in this Section 9.2(c) shall limit any remedy Acquiror may have against any person for fraud under applicable tort laws or for breaches of representations and warranties in the Shareholder Agreements.

               (d) Defense of Third-Party Claims. Promptly after Acquiror obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against Acquiror or any of Acquiror’s Subsidiaries or other affiliates and that may be subject to indemnification hereunder (a “Third-Party Claim”), Acquiror shall promptly give notice of such Third-Party Claim to the Shareholders’ Agent, stating the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. The Shareholders’ Agent shall have the right at its election, at any time, to defend any Third-Party Claim, in which case: (i) Shareholders’ Agent shall diligently and in good faith defend such Third-Party Claim; (ii) the attorneys’ fees of counsel reasonably acceptable to Acquiror (approval of such counsel not to be unreasonably withheld), other professionals’ and experts’ fees and court or arbitration costs incurred by the Shareholders’ Agent in connection with defending such Third-Party Claim shall be payable from the Escrow Fund, without the requirement of any consent or approval by Acquiror; (iii) Acquiror shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Acquiror in connection with the defense of such Third-Party Claim; (iv) Acquiror shall be entitled to monitor such defense at its expense; (v) Acquiror shall make available to the Shareholders’ Agent all books, records and other documents and materials that are under the direct or indirect control of Acquiror or any of its Subsidiaries or other affiliates and that the Shareholders’ Agent considers necessary or desirable for the defense of such Third-Party Claim; (vi) Acquiror shall execute such documents and take such other actions as the Shareholders’ Agent may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vii) Acquiror shall otherwise fully cooperate as reasonably requested by the Shareholders’ Agent in the defense of such Third-Party Claim; (viii) Acquiror shall not admit any liability with respect to such Third-Party Claim; and (ix) the Shareholders’ Agent shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Acquiror (which consent shall not be unreasonably withheld) if such settlement agreement imposes on Acquiror or any of its Subsidiaries or other affiliates any obligation, other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages. If the Shareholders’ Agent elects not to defend such Third-Party Claim, then (i) Acquiror shall diligently defend such Third-Party Claim and (ii) Acquiror shall have no right to seek indemnification under this Section 9 in respect of such Third-Party Claim for any settlement entered into without the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld.

               (e) Subrogation. To the extent that Acquiror is entitled to indemnification pursuant to this Section 9, the Shareholders’ Agent shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Acquiror or any of Acquiror’s Subsidiaries or other affiliates may have against any other person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. Acquiror shall permit the Shareholders’ Agent to use the name of Acquiror and its affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and Acquiror shall take such actions as the Shareholders’ Agent may reasonably request for the purpose of enabling the Shareholders’ Agent to perfect or exercise the right of subrogation of the Shareholders’ Agent under this Section 9.2(e).

          9.3 Shareholders’ Agent.

               (a) By virtue of the approval of this Agreement by Target’s shareholders, and without further action of any Target shareholder, each Former Shareholder shall be deemed to have irrevocably constituted and appointed Richard P. Haugland (and by execution of this Agreement he hereby accepts such appointment) as agent and attorney-in-fact (“Shareholders’ Agent”) for and on behalf of the Former Shareholders, with full power of substitution, to act in the name, place and stead of each Former Shareholder with respect to this Section 9 and the Escrow Agreement and the taking by the Shareholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Agent under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Section 9 or the Escrow Agreement; (ii) prepare and deliver to Acquiror the Agent’s Working Capital Statement and participate on behalf of the Former Shareholders in the resolution of any dispute relating thereto; (iii) authorize delivery to Acquiror of cash from the Escrow Fund in satisfaction of claims for indemnification made by Acquiror under this Section 9; (iv) object to claims for indemnification made by Acquiror under this Section 9; (v) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Acquiror under this Section 9; and (vi) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Agent for the accomplishment of the foregoing. The power of attorney granted in this Section 9.3 is coupled with an interest and is irrevocable, may be delegated by the Shareholders’ Agent and shall survive the death or incapacity of any Former Shareholder. The identity of the Shareholders’ Agent and the terms of the agency may be changed, and a successor

Shareholders’ Agent may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Shareholders’ Agent) by Former Shareholders whose aggregate Pro Rata Portions exceed 50%, and any such successor shall succeed the Shareholders’ Agent as Shareholders’ Agent hereunder. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services.

               (b) The Shareholders’ Agent shall not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Shareholders’ Agent while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Escrow Fund shall be available to indemnify and hold the Shareholders’ Agent harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Shareholders’ Agent without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement and the Escrow Agreement. The Shareholders’ Agent shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Agent in connection with actions taken by the Shareholders’ Agent pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Escrow Fund, without the requirement of any consent or approval by Acquiror.

               (c) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to provide the Shareholders’ Agent with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Acquiror and the Surviving Corporation for purposes of performing his duties and exercising his rights under this Agreement, provided that the Shareholders’ Agent shall treat confidentially any nonpublic information he receives from Acquiror regarding the Surviving Corporation (except in connection with the performance by the Shareholders’ Agent of his duties or the exercise of his rights under this Agreement).

               (d) The Shareholders’ Agent shall be entitled to no compensation for his service in such capacity.

          9.4 Actions of the Shareholders’ Agent. From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Former Shareholders and shall be final, binding and conclusive upon each Former Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each Former Shareholder. Acquiror and Surviving Corporation are hereby relieved from any liability to any person for any acts done by Shareholders’ Agent and any acts done by Acquiror or Surviving Corporation in accordance with any such decision, act, consent or instruction of the Shareholders’ Agent.

     10.     General Provisions.

          10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one business day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following addresses (or at such other address for a party as shall be specified upon like notice):

(a) if to Acquiror or Merger Sub, to:

Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008 Attention: General Counsel Telecopy: 760-603-7229

with a copy to:

Gray Cary Ware & Freidenrich LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Attention: Jeffrey T. Baglio Telecopy: 858-677-1477

(b) if to Target, to:

Molecular Probes, Inc. 29851 Willow Creek Road Eugene, OR 97402 Attention: Kwang Yee Kang Telecopy: 541-465-8350

with a copy to:

Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121-9109 Attention: M. Wainright Fishburn Telecopy: 858-550-6420

(c) if to the Shareholders’ Agent, to:

Richard P. Haugland 3998 SouthPointe Drive Eugene, OR 97402 Telecopy:

          10.2 Additional Definitions.

               (a) In this Agreement, any reference to a “Target Material Adverse Effect” means any effect that is, or is likely to be, materially adverse to the Current Target Business taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Target Material Adverse Effect:

                    (i) any failure by Target to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; or

                    (ii) any adverse effect (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement, (B) conditions affecting (1) any of the industries in which Target or any of its Subsidiaries operates or participates, (2) the U.S. economy or financial markets or (3) any foreign economy or financial markets in any location where Target or any of its Subsidiaries has material operations or sales (except that such conditions in clauses “(1)”, “(2)” or “(3)” of this clause “(B)” shall be taken into account to the extent they have adversely affected the Current Target Business to a substantially greater degree than they have affected the business of the other companies in the same industry sector as Target), (C) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (D) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and disclosed in the Target Disclosure Schedule, (E) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, (F) any breach by Acquiror of this Agreement, the Confidentiality Agreement or the Letter Agreement, (G) the taking of any action by Acquiror or any of Acquiror’s Subsidiaries, or the taking of any action approved or consented to in writing by Acquiror, (H) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such change is not applicable solely to Target, (I) any fact or circumstance solely to the extent that, by virtue of the operation of Section 2.13 or Section 2.14, such fact or circumstance has resulted or would result, directly or indirectly, in a reduction of the aggregate cash amount payable to the Former Shareholders in connection with the Merger, or (J) the introduction or success of any product that competes with any product of Target or any of its Subsidiaries.

               (b) In this Agreement, (i) any reference in Section 3 to Target’s “knowledge” means the actual knowledge of Richard P. Haugland, Rosaria P. Haugland, Anthony F. Martin and Kwang Yee Kang, subject to Section 3.32, and (ii) any reference in Section 4 to Acquiror’s “knowledge” means the actual knowledge of Greg Lucier, Jim Glynn, Eric Winzer, John Thompson, John Cottingham, Joseph Secondine, Alan Hammond, Stuart Hepburn, Rachel Merrill, Lori Manca and Kristin Caltrider, subject to Section 4.7.

               (c) In this Agreement, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially, at least 50% of the outstanding equity or financial interests of such entity.

               (d) In this Agreement, “person” means any individual or entity.

          10.3 Target Disclosure Schedule. The Target Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 3 of this Agreement, and the disclosure in any portion of the Target Disclosure Schedule shall qualify the corresponding provision in Section 3 and any other provision of Section 3 to which it is reasonably apparent on its face that such disclosure relates.

          10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Target Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement and the Letter Agreement, both of which shall continue in full force and effect in accordance with their terms and shall survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in the final sentence of this Section 10.5; and (c) shall not be assigned by Acquiror or Merger Sub, on the one hand, or by Target, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholders’ Agent hereunder), if the Merger is consummated, (i) the Former Shareholders and the persons who held, immediately prior to the Effective Time, options to purchase Target Capital Stock shall be third party beneficiaries of the provisions set forth in Section 2, (ii) the Former Shareholders shall be third party beneficiaries of the provisions set forth in Section 9.1(b), and (iii) the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 6.7.

          10.6 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

          10.7 Remedies Cumulative. Except as otherwise provided in Section 9.2(c) or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to parties residing in the State of Oregon, without regard to applicable principles of conflicts of law. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located within San Francisco County, California, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

          10.9 Rules of Construction.

               (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               (b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

          10.10 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.11 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

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IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and the Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

MOLECULAR PROBES, INC.

By:	/s/ Anthony F. Martin, Ph.D.

Anthony F. Martin, Ph.D.
Chief Executive Officer

INVITROGEN CORPORATION

By:	/s/ C. Eric Winzer

C. Eric Winzer
Chief Financial Officer

MALLARD ACQUISITION CORPORATION

By:	/s/ C. Eric Winzer

C. Eric Winzer
Chief Financial Officer

THE SHAREHOLDERS’ AGENT
/s/ Richard P. Haugland, as Shareholders’ Agent

Richard P. Haugland, as Shareholders’ Agent